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                                                                      EXHIBIT 10

                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT, dated April 1, 1999, and effective March 22, 1999 (the "Effective Date") is made by and between Global TeleSystems Group, Inc., a Delaware corporation (the "Company") and H. Brian Thompson (the "Executive").

                                   RECITALS:

     A. It is the desire of the Company to assure itself of the services of the Executive by engaging the Executive as its Chairman and Chief Executive Officer.

     B. The Executive desires to commit himself to serve the Company on the terms herein provided.

     NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below, the parties hereto agree as follows:

     1. Certain Definitions.

          (a) "Annual Base Salary" shall have the meaning set forth in Section 5(a).

          (b) "Base Options" shall have the meaning set forth in Section 5(c).

          (c) "Board" shall mean the Board of Directors of the Company.

          (d) "Bonus" shall have the meaning set forth in Section 5(b).

          (e) The Company shall have "Cause" to terminate the Executive's employment hereunder upon the Executive's

             (i) fraud, embezzlement, or any other illegal act committed intentionally by the Executive in connection with the Executive's duties as an executive of the Company or any subsidiary or affiliate of the Company which causes or may reasonably be expected to cause substantial economic injury to or substantial injury to the reputation of the Company or any subsidiary or affiliate of the Company,

             (ii) conviction of any felony which causes or may reasonably be expected to cause substantial economic injury to or substantial injury to the reputation of the Company or any subsidiary or affiliate of the Company, or

             (iii) willful or grossly negligent commission of any other act or failure to act which causes or may reasonably be expected (as of the time of such occurrence) to cause substantial economic injury to or substantial injury to the reputation of the Company or any subsidiary or affiliate of the Company, including, without limitation, any material violation of the Foreign Corrupt Practices Act, as described herein below.

          (f) "Change in Control" shall mean any of the following events:

             (i) a report shall be filed with the Securities and Exchange Commission pursuant to the Exchange Act of 1934 (the "Act), or successor law or provision, disclosing that any "Person" (within the meaning of Section 13(d) of the Act), other than the Company or a subsidiary of the Company, or an employee benefit plan sponsored by the Company or a subsidiary of the Company is, or becomes the beneficial owner (as such term is defined in Exchange Act Rule 13d-3), directly or indirectly of, 25% or more of the outstanding voting stock of the Company (or securities convertible into Company Stock) (calculated as provided in Exchange Act Rule 13d-3(d) in the case of rights to acquire Company Stock),

             (ii) any such "Person", other than the Company or a subsidiary of the Company, or a employee benefit plan sponsored by the Company or a Subsidiary of the Company, shall purchase shares pursuant to a tender offer or exchange offer to acquire any Company Stock (or securities
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        convertible into Company Stock) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner (as such term is defined in Exchange Act Rule 13d-3), directly or indirectly, of 20% or more of the outstanding voting stock of the Company (calculated as provided in Exchange Act Rule 13d-3(d) in the case of rights to acquire Company Stock),

             (iii) the stockholders of the Company shall approve (A) any consolidation, share exchange or merger of the Company (a "Change of Control Transaction") (1) in which the stockholders of the Company immediately prior to such Change of Control Transaction do not own at least a majority of the voting power of the entity which survives/results from such Change of Control Transaction (2) in which a shareholder of the Company immediately before such Change of Control Transaction, but who does not own a majority of the voting stock of the Company immediately prior to such Change of Control Transaction, owns a majority of the Company's voting stock after such Change of Control Transaction; or (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company, including stock held in subsidiary corporations or interests held in subsidiary ventures, or

             (iv) there shall have been a change in a majority of the members of the Board within a 24-month period unless the election or nomination for election by the Company's stockholders of each new director during such 24-month period was approved by the vote of two-thirds of the directors then still in office who were directors at the beginning of such 24-month period; or

             (v) the Company shall file a report with the Securities and Exchange Commission on Form 8-K (or any successor thereto), that a change in control of or over the Company has occurred.

          (g) "Closing Price" shall mean the closing price in United States Dollars ("$") of a share of Company Stock on the principal exchange on which such shares are traded on the day in question; if such exchange is in the United States, as reported in the Wall Street Journal or, if such exchange is in Europe, as reported in the Financial Times, with such price converted to $ utilizing the mean of the bid and offered prices for $ in the local currency for the day in question as reported in the Wall Street Journal. For purposes of Sections 5(c)(iii)(A), 5(c)(iii)(B) and 7(a)(iii), references herein to the Closing Price shall be proportionately adjusted by the Committee as determined in its good faith discretion to be necessary to reflect increases or decreases in the number of issued shares of Company Stock resulting from a stock split, reverse stock split, combination, reclassification, the payment of a stock dividend on Company Stock or other change to the number of issued shares effected without receipt of consideration by the Company; provided, however, that the conversion of convertible securities shall not be deemed to be "effected without receipt of consideration" so long as the consideration received upon the original issuance of such convertible securities reflected the fair market value of the conversion feature of such securities.

          (h) "Code" shall mean the Internal Revenue Code of 1986, as amended.

          (i) "Committee" shall mean either the Compensation Committee or the Compensation Subcommittee of the Board, as appropriate.

          (j) "Company" shall have the meaning set forth in the preamble hereto.

          (k) "Company Stock" shall mean the $.10 par value common stock of the Company.

          (l) "Contract Year" shall mean each twelve month period beginning on the Effective Date or an annual anniversary thereof.

          (m) "Date of Termination" shall mean (i) if the Executive's employment is terminated by his death, the date of his death and (ii) if the Executive's employment is terminated pursuant to Section 6(a)(ii) -- (vi) the date specified in the Notice of Termination.

          (n) "Deemed Bonus" shall mean 140% of the rate of the Executive's Annual Base Salary for such year.
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          (o) "Disability" shall mean any mental or physical illness, condition, disability or incapacity which:

             (i) prevents the Executive from discharging substantially all of the essential job responsibilities and employment duties,

             (ii) shall be attested to in writing by a physician or a group of physicians reasonably acceptable to the Company, and

             (iii) continues for 180 days in any twelve-month period or for a period of 180 consecutive days.

     A Disability shall be deemed to have occurred on the 180th consecutive day or the last day of such 180-day period, as applicable, and shall be determined in accordance with applicable law relating to disability.

          (p) "Executive" shall have the meaning set forth in the preamble hereto.

          (q) "Extension Term" shall have the meaning set forth in Section 2.

          (r) "Good Reason" shall mean any of the following events which is not cured by the Company within 15 days after written notice thereof is given to the Company by the Executive: any failure to pay the Executive's Base Salary or Bonus when due to the Executive, any other material breach by the Company of any material term of this Agreement or any material adverse change in the Executive's job titles, duties, responsibilities, status or perquisites granted hereunder, or authority without his consent. "Good Reason" shall cease to exist for an event on the 60th day following the later of its occurrence or the Executive's knowledge thereof, unless the Executive has given the Company notice thereof prior to such date.

          (s) "Grant Date" shall mean the date on which the Committee acts to grant to the Executive the Options described herein.

          (t) "Incentive Options" shall have the meaning set forth in Section 5(c).

          (u) "Initial Term" shall have the meaning set forth in Section 2.

          (v) "Notice of Termination" shall have the meaning set forth in
     Section 6(b).

          (w) "Options" shall have the meaning set forth in Section 5(c).

          (x) "Stock Option Plan" shall mean Fourth Amended and Restated 1992 Stock Option Plan of Global TeleSystems Group, Inc.

          (y) "Term" shall have the meaning set forth in Section 2.

     2. Employment. The Company shall employ the Executive and the Executive shall enter the employ of the Company, for the period set forth in this Section 2, in the positions set forth in the first sentence of Section 3 and upon the other terms and conditions herein provided. The initial term of employment under this Agreement (the "Initial Term") shall be for the period beginning on the Effective Date and ending on December 31, 2001, unless earlier terminated as provided in Section 6. The Initial Term shall automatically be extended for a single additional period expiring March 21, 2005 (the "Extension Term") unless either party hereto gives written notice of non-extension to the other no later than September 1, 2001. (The Initial Term and any Extension Term shall be collectively referred to as the "Term" hereunder).

     3. Position and Duties. The Executive shall serve as Chairman and Chief Executive Officer of the Company, reporting to the Board, with such responsibilities, duties and authority as are customary for such role. The Executive shall also be nominated for a seat on the Board. The Executive shall devote all necessary business time and attention, and employ his reasonable best efforts, toward the fulfillment and execution of all assigned duties, and the satisfaction of defined annual and/or longer-term performance criteria.

     4. Place of Performance. In connection with his employment during the Term, the Executive shall be based at the Company's offices in McLean, Virginia, except for necessary travel on the Company's business.

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     5. Compensation and Related Matters.

          (a) Annual Base Salary. During the Term the Executive shall receive a base salary at a rate of $600,000 per annum (the "Annual Base Salary"), paid in accordance with the Company's general payroll practices for executives, but no less frequently than monthly. No less frequently than annually during the Term, the Board and the Committee shall review the rate of Annual Base Salary payable to the Executive, and may, in their discretion, increase the rate of Annual Base Salary payable hereunder; provided, however, that any increased rate shall thereafter be the rate of "Annual Base Salary" hereunder.

          (b) Bonus. Except as otherwise provided for herein, for each calendar year on which the Executive is employed hereunder on the last day, the Executive shall be eligible to receive a Bonus. The Executive's Bonus target shall be 140% of his Annual Base Salary actually paid for such year, but the actual Bonus shall range from 0 to 280% of his Annual Base Salary actually paid for such year, as determined pursuant to a "qualified performance-based compensation" bonus plan that has been approved by the stockholders of the Company in accordance with the provisions for such approval under Code Section 162(m) and the regulations promulgated thereunder (which plan the Company will seek stockholder approval of prior to the payment of the Bonus), and on the basis of the Executive's or the Company's attainment of objective financial or other operating criteria established by the Committee in its sole discretion (after consultation with the Executive) and in accordance with Code Section 162(m) and the regulations promulgated thereunder.

          (c) Stock Options. Effective as of the Grant Date, the Company shall grant the Executive an option to purchase 500,000 shares of Company Stock (the "Base Options") and an option to purchase 1,000,000 shares of Company Stock (the "Incentive Options" and, collectively, with the Base Options, the "Options"). On the first day of the Extension Term, if any, the Company shall grant the Executive additional stock options, in an amount, and on terms, to be determined by the Committee in its sole discretion (after consultation with the Executive).

             (i) All Options shall

                (A) have an exercise price equal to the Closing Price on the Grant Date (which price is $54.4375 per share);

                (B) be granted pursuant to the Stock Option Plan;

                (C) upon a Change in Control vest as follows:

                    (1) upon the date of such Change in Control, unless the
               Executive shall then continue to be Chairman and Chief Executive Officer of the Company or its successor (or of the company that owns a majority of the voting power of the Company (or its successor)) any such Options which are then unvested shall become fully vested, and

                    (2) If the Executive does continue to be Chairman and Chief
               Executive officer (as provided in (C)(1) above), any such Options which are then unvested shall vest in equal installments on each December 31 of the remaining Initial Term or Extension Term, as applicable, so long as the Executive remains employed hereunder on such December 31 (unless the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason, in which case all Options shall become fully vested);

                (D) upon termination of the Executive's employment by the Company without Cause or by the Executive for Good Reason, shall, to the extent then exercisable, remain exercisable until the earlier of the tenth anniversary of the Grant Date or the second anniversary of the Date of Termination;

                (E) upon termination of the Executive's employment for Cause, unless the Committee in its good faith discretion determines that the conduct constituting Cause has resulted in substantial actual harm to the Company or any subsidiary or affiliate of the Company or to the
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           reputation of the Company or any subsidiary or affiliate of the
           Company, shall, to the extent then exercisable, remain exercisable until the expiration of the two week period following the Date of Termination (which period shall be tolled for any part thereof during which the Executive is prohibited from exercising Options pursuant to the terms of Section 13 hereof) (the "Exercise Period"); and in the event the Committee makes such determination described above, the Executive may contest such determination through arbitration pursuant to Section 22 hereof; provided, further, that the Executive's sole and exclusive remedy shall be the payment of money damages not to exceed the amount by which the average Closing Price during the Exercise Period exceeds the aggregate exercise price of such terminated Options, less all applicable tax withholding; and

                (F) be subject to an option agreement containing the above terms, the terms described in paragraphs (ii) and (iii) below and other terms substantially similar to the terms generally provided in the option agreements of the Company's other senior managers (except as otherwise modified herein).

             (ii) Except as otherwise provided for herein, the Base Options shall become vested no later than the sixth December 31 which follows the date of grant, so long as the Executive remains employed hereunder on such December 31.

             (iii) Except as otherwise provided for herein, so long as the Executive remains employed hereunder on the applicable vesting date, the Incentive Options shall vest as follows:

                (A) Incentive Options with respect to one-half of the number of shares covered thereby shall vest on the first day on or prior to September 22, 2002, if any, which is the tenth consecutive trading day on each of which days the Closing Price has been at least $128.00,

                (B) Incentive Options with respect to one-half of the number of shares covered thereby shall vest on the first day on or prior to September 22, 2004, if any, which is the tenth consecutive trading day on each of which days the Closing Price has been at least $200.00, and

                (C) All Incentive Options shall vest no later than the sixth anniversary of the date of grant.

          (d) Stock Purchase.

             (i) As soon as practicable following the Effective Date, but in no event more than 30 days after such date, the Company and the Executive shall enter into a separate contract upon terms reasonably acceptable to the Company and the Executive and consistent with the provisions of
        Section 5(d)(ii) providing for the Executive to purchase from the Company shares of Company Stock (the "Purchased Stock") with an aggregate value of $20 million (utilizing a price per share equal to the Closing Price on the Grant Date).

             (ii) Such contract shall provide that the consideration received by the Company shall be (A) $10 million in cash and (B) a full recourse promissory note in the amount of $10 million bearing interest payable annually at the applicable federal rate set forth in Code Section 1274, with a term of six years, secured by a first priority, perfected pledge of the Purchased Stock and containing other reasonable terms customary in loans to chief executive officers and as approved by the Company's accountants to avoid any adverse accounting consequences to the Company. Such contract shall also provide that the Company shall agree to indemnify and hold the Executive harmless from all costs, charges and expenses (including reasonable legal fees) of any action, suit, proceeding or other claim (other than (x) any action or claim to enforce the provisions of the promissory note or the agreement effectuating the pledge, each as described in (B) above and (y) the Executive's income or other tax liability relating to his purchase or sale of the Purchase Stock) arising in connection with the sale by the Company to the Executive of the Purchased Stock, except to the extent such indemnity is prohibited by law.

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          (e) Benefits. The Executive shall be entitled to receive such benefits and to participate in such employee group benefit plans, including life, health and disability insurance policies, as are generally provided by the Company to its executives of comparable level and responsibility in accordance with the plans, practices and programs of the Company. The Executive shall be provided with financial planning services as per Company practice for senior executives. In addition, the Company shall pay the premium on a split dollar life insurance policy covering the Executive with a death benefit of $5 million.

          (f) Expenses. The Company shall reimburse the Executive for all reasonable and necessary expenses incurred by the Executive in connection with the performance of the Executive's duties as an employee of the Company. Such reimbursement is subject to the submission to the Company by the Executive of appropriate documentation and/or vouchers in accordance with the customary procedures of the Company for expense reimbursement, as such procedures may be revised by the Company from time to time hereafter. In addition, the Company shall reimburse the Executive for first class airfare for himself (and, to the extent she is traveling with him on business, his spouse). the Executive shall also be free to use any apartment owned by the Company in London while he is traveling there on business.

          (g) Vacations. The Executive shall be entitled to paid vacation in accordance with the Company's vacation policy as in effect from time to time. However, in no event shall the Executive be entitled to less than one month vacation per Contract Year. The Executive shall also be entitled to paid holidays and personal days in accordance with the Company's practice with respect to same as in effect from time to time.

     6. Termination. The Executive's employment hereunder may be terminated by the Company, on the one hand, or the Executive, on the other hand, as applicable, without any breach of this Agreement only under the following circumstances:

          (a) Terminations.

             (i) Death. The Executive's employment hereunder shall terminate upon his death.

             (ii) Disability. If the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 14th day after receipt of such notice by the Executive, provided that within the 14 days after such receipt, the Executive shall not have returned to full-time performance of his duties.

             (iii) Cause. The Company may terminate the Executive's employment hereunder for Cause. Any such termination for Cause may only be effected by the affirmative vote of a majority of the entire Board of Directors (other than the Executive and any other director who participated with the Executive in the alleged conduct), after written notice to the Executive and an opportunity to appear before the Board (with counsel) to respond to the allegations which are in such written notice, that the Executive has engaged in the alleged conduct and that in their good faith judgment such conduct warrants termination for Cause.

             (iv) Good Reason. The Executive may terminate his employment for Good Reason.

             (v) Without Cause. The Company may terminate the Executive's employment hereunder without Cause.

             (vi) Resignation without Good Reason. The Executive may resign his employment without Good Reason upon 90 days written notice to the Company.

          (b) Notice of Termination. Any termination of the Executive's employment by the Company or by the Executive under this Section 6 (other than termination pursuant to paragraph (a)(i)) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and specifying a Date of Termination which, except in the case of termination for Cause or Disability, shall be
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     at least thirty days following the date of such notice (a "Notice of
     Termination"); provided, the Company may pay out such notice period instead of employing the Executive.

     7. Severance Payments.

          (a) Termination without Cause or for Good Reason. If the Executive's employment shall terminate without Cause (pursuant to Section 6(a)(v)) (which for this purpose shall include any termination by reason of the Company's non-extension or non-renewal of this Agreement beyond the Initial Term, Extension Term or otherwise), or for Good Reason (pursuant to Section 6(a)(iv)), and subject to the receipt of mutual releases in form reasonably acceptable to the parties, the Company shall

             (i) pay to the Executive, in a lump sum cash payment as soon as practicable following the Date of Termination, or, in its discretion, in monthly installments during the applicable term described in Section
        (9)(a), the prorated portion of the Bonus to which he would otherwise be entitled for the year of termination and an amount equal to the sum of two times (A) his then current rate of Annual Base Salary and (B) the amount of his Deemed Bonus for the year of termination; provided, however, that on or after a Change in Control, such amount shall be three times the sum of his current rate of Annual Base Salary plus Deemed Bonus,

             (ii) except as otherwise provided in Section 5(c)(i)(C), cause to become vested that number, if any, of his then unvested Base Options as would have been vested as of the Date of Termination if all of his Base Options had been subject to vesting in equal installments on the first three December 31's that follow the date of grant; provided, however, that if the Date of Termination is on or prior to December 31, 1999, one-third of the Base Options shall become exercisable,

             (iii) if the Closing Price on the day prior to the Date of Termination represents at least a 27.5% annual compound rate of appreciation from the Closing Price on the Effective Date, then

                (A) cause to become vested that number, if any, of his then unvested Incentive Options described in Section 5(c)(iii)(A) as would have been vested as of the Date of Termination if all of such Incentive Options had been subject to vesting in equal installments on the first three December 31's that follow the date of grant, and

                (B) cause to become vested that number, if any, of his then unvested Incentive Options described in Section 5(c)(iii)(B) as would have been vested as of the Date of Termination if all of such Incentive Options had been subject to vesting in equal installments on the first five December 31's that follow the date of grant.

             (iv) The Company shall also continue to provide the Executive with all employee benefits and perquisites which he was participating in or receiving at the time of the Termination of Employment (or if greater, at the end of the prior year) until the earlier of two years (three years if after a Change of Control) or his receipt of comparable benefits from a successor employer. If such benefits cannot be provided under the Company's programs, such benefits and perquisites will be provided on an individual basis to the Executive such that his after-tax costs will be no greater than the costs for such benefits and perquisites under the Company's programs.

          (b) Termination by Reason of Disability or Death. If the Executive's employment shall terminate by reason of his Disability (pursuant to Section 6(a)(ii)) or death (pursuant to Section 6(a)(i)), and subject to the receipt of mutual releases in form reasonably acceptable to the parties, the Company shall cause the Options to vest as they would have under paragraphs 7(a)(ii) and (iii) above if the words "the December 31 next following" were inserted in such subsections immediately prior to "the Date of Termination."

          (c) Voluntary Resignation without Good Reason. If the Executive's employment shall terminate by reason of his voluntary resignation without Good Reason (pursuant to Section 6(a)(vi), and so long as the Company would not at such time have had grounds to terminate the Executive's employment for Cause), the Company shall cause his Base Options to become vested at the greater of the actual rate of vesting or the rate of equal installments on the first five December 31's that follow the date of grant.
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          (d) Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration.

          (e) Mitigation of Damages. In the event of any termination of the Executive's employment by the Company, the Executive shall not be required to seek other employment to mitigate damages, and any income earned by the Executive from other employment or self-employment shall not be offset against any obligations of the Company to the Executive under this Agreement. Except for any action or claim to enforce the provisions of the promissory note or the agreement effectuating the pledge, each as described in Section 5(d)(ii)(B), the Company's obligations hereunder and the Executive's rights to payment shall not be subject to any right of set-off, counterclaim or other deduction by the Company not in the nature of customary withholding, other than in any judicial proceeding or arbitration.

     8. Parachute Payments.

          (a) If it is determined (as hereafter provided) that by reason of any payment or Option vesting occurring pursuant to the terms of this Agreement (or otherwise under any other agreement, plan or program) upon a Change in Control (collectively a "Payment") the Executive would be subject to the excise tax imposed by Code Section 4999 (the "Parachute Tax"), then the Executive shall be entitled to receive an additional payment or payments (a "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes (including any Parachute Tax) imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Parachute Tax imposed upon the Payment.

          (b) Subject to the provisions of Section 8(a) hereof, all determinations required to be made under this Section 8, including whether a Parachute Tax is payable by the Executive and the amount of such Parachute Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, shall be made by the nationally recognized firm of certified public accountants (the "Accounting Firm") used by the Company prior to the Change in Control (or, if such Accounting Firm declines to serve, the Accounting Firm shall be a nationally recognized firm of certified public accountants selected by the Executive). The Accounting Firm shall be directed by the Company or the Executive to submit its preliminary determination and detailed supporting calculations to both the Company and the Executive within 15 calendar days after the determination date, if applicable, and any other such time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Parachute Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations. If the Accounting Firm determines that no Parachute Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Executive with an opinion that he has substantial authority not to report any Parachute Tax on his federal tax return. Any good faith determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive absent a contrary determination by the Internal Revenue Service or a court of competent jurisdiction; provided, however, that no such determination shall eliminate or reduce the Company's obligation to provide any Gross-Up Payments that shall be due as a result of such contrary determination. As a result of the uncertainty in the application of Code Section 4999 at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Section 8(f) hereof and the Executive thereafter is required to make a payment of any Parachute Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Executive within five business days after receipt of such determination and calculations.

          (c) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determination contemplated by Section 8(b) hereof.

          (d) The federal tax returns filed by the Executive (or any filing made by a consolidated tax group which includes the Company) shall be prepared and filed on a basis consistent with the determination of the Accounting Firm with respect to the Parachute Tax payable by the Executive. The Executive shall make proper payment of the amount of any Parachute Tax, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of his federal income tax return as filed with the Internal Revenue Service, and such other documents reasonably requested by the Company, evidencing such payment. If prior to the filing of the Executive's federal income tax return, the Accounting Firm determines in good faith that the amount of the Gross-Up Payment should be reduced, the Executive shall within five business days pay to the Company the amount of such reduction.

          (e) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Sections 8(b) and (d) hereof shall be borne by the Company. If such fees and expenses are initially advanced by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within five business days after receipt from the Executive of a statement therefor and reasonable evidence of his payment thereof.

          (f) In the event that the Internal Revenue Service claims that any payment or benefit received under this Agreement constitutes an "excess parachute payment" within the meaning of Code Section 280G(b)(1), the Executive shall notify the Company in writing of such claim. Such notification shall be given as soon as practicable but not later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30 day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company and reasonably satisfactory to the Executive; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including, but not limited to, additional interest and penalties and related legal, consulting or other similar fees) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for and against for any Parachute Tax or income tax or other tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

          (g) The Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis, and shall indemnify and hold the Executive harmless, on an after tax basis, from any Parachute Tax (or other tax including interest and penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that if the Executive is required to extend the statue of limitations to enable the Company to contest such claim, the Executive may limit this extension solely to such contested amount. The Company's control of the contest shall be limited to issues with respect to which a corporate deduction would be disallowed pursuant to Code

     Section 280G and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority. In addition, no position may be taken nor any final resolution be agreed to by the Company without the Executive's consent if such position or resolution could reasonably be expected to adversely affect the Executive unrelated to matters covered hereto.

          (h) If, after the receipt by Executive of an amount advanced by the Company in connection with the contest of the Parachute Tax claim, the Executive receives any refund with respect to such claim, the Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto); provided, however, if the amount of that refund exceeds the amount advanced by the Company the Executive may retain such excess. If, after the receipt by the Executive of an amount advanced by the Company in connection with a Parachute Tax claim, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest the denial of such refund prior to the expiration of 30 days after such determination such advance shall be deemed to be in consideration for services rendered after the Date of Termination.

     9. Competition.

          (a) The Executive shall not, at any time during the Term, or:

             (i) for one year thereafter if

                (A) his employment was terminated by the Executive other than for Good Reason either (1) prior to the first anniversary of the Effective Date, or (2) following a Change in Control, or

                (B) his employment is terminated by the Company without Cause or by the Executive for Good Reason, or

             (ii) for two years thereafter if

                (A) if his employment was terminated by the Executive other than for Good Reason (1) on or following the first anniversary of the Effective Date, and (2) prior to a Change in Control, or

                (B) by the Company for Cause,

             (iii) without the prior written consent of the Board, directly or indirectly through any other person or entity:

                (A) own, acquire in any manner any ownership interest in (except as purely passive investments amounting to no more than five percent of the voting equity), or serve as a director, officer, employee, counsel or consultant of any person, firm, partnership, corporation, consortia, association or other entity that competes with the Company or any of its affiliates or subsidiaries, in any geographic market in which the Company either (1) offers or provides telecommunications (which term hereafter shall be deemed to include voice, data or internet communications) services to customers; (2) operates or manages a provider of telecommunications services; (3) has investments in a provider of telecommunications services; or (4), to the Executive's knowledge, has plans to either operate a telecommunications carrier, offer a telecommunications service, or invest in a telecommunications carrier within the next 12 months,

                (B) knowingly solicit, entice, persuade or induce any individual who currently is, or at any time during the preceding twelve months shall have been, an officer, director or employee of the Company, or any of its affiliates, to terminate or refrain from renewing or extending such person's employment with the Company or such subsidiary or affiliate, or to become employed by or enter into contractual relations with or consultant for any other individual or entity, and the Executive shall not approach any such employee for any such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity, or

                (C) except in accordance with the Executive's duties on behalf of the Company, knowingly solicit, entice, persuade, or induce any individual or entity which currently is, or at any time during the preceding twelve months shall have been, a customer, consultant, vendor, supplier, lessor or lessee of the Company, or any of its subsidiaries or affiliates, to terminate or refrain from renewing or extending its contractual or other relationship with the Company or such subsidiary or affiliate, and the Executive shall not approach any such customer, vendor, supplier, consultant, lessor or lessee for such purpose or authorize or knowingly cooperate with the taking of any such actions by any other individual or entity.

          (b) The Executive shall not at any time:

             (i) other than when required in the ordinary course of business of the Company, knowingly disclose, directly or indirectly, to any person, firm, corporation, partnership, association or other entity, any trade secret, or confidential information concerning the financial condition, suppliers, vendors, customers, lessors, or lessees, sources or leads for, and methods of obtaining, new business, or the methods generally of doing and operating the respective businesses of the Company or its affiliates and subsidiaries to the degree such secret or information incorporates information that is proprietary to, or was developed specifically by or for, the Company, except such information that is a matter of public knowledge, was provided to the Executive (without breach of any obligation of confidence owed to the Company) by a third party which is not an affiliate of the Company, or is required to be disclosed by law or judicial or administrative process, or

             (ii) make any oral or written statement about the Company and/or its financial status, business, compliance with laws, personnel, directors, officers, consultants, services, business methods or otherwise, which is intended or reasonably likely to disparage the Company or otherwise degrade its reputation in the business or legal community in which it operates or in the telecommunications industry.

          (c) The Executive hereby represents that (i) the Executive is not restricted in any material way from performing his duties hereunder as the result of any contract, agreement or law; and (ii) the Executive's due performance of his duties hereunder does not and will not violate the terms of any agreement to which the Executive is bound.

          (d) In the event any agreement in Section 9(a) shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

     10. Injunctive Relief. It is recognized and acknowledged by the Executive that a breach of the covenants contained in Section 9 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Section 9, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

     11. Non-Disparagement of the Executive. The Company shall not make any oral or written statement about the Executive which is intended or reasonably likely to disparage the Executive or otherwise degrade his reputation in the business or legal community or in the telecommunications industry.

     12. Foreign Corrupt Practices Act. The Executive agrees to comply in all material respects with the applicable provisions of the U.S. Foreign Corrupt Practices Act of 1977 ("FCPA"), as amended, which provides generally that: under no circumstances will foreign officials, representatives, political parties or holders of public offices be offered, promised or paid any money, remuneration, things of value, or provided any other benefit, direct or indirect, in connection with obtaining or maintaining contracts or orders hereunder.

When any representative, employee, agent, or other individual or organization associated with the Executive is required to perform any obligation related to or in connection with this Agreement, the substance of this section shall be imposed upon such person and included in any agreement between the Executive and any such person. Failure by the Executive to comply in all material respects with the provisions of the FCPA (other than an inadvertent violation on the basis of advice from the General Counsel of the Company that the conduct in question is not a violation) shall constitute a material breach of this Agreement and shall entitle the Company to terminate the Executive's employment for Cause. Additionally, the Executive hereby acknowledges that as a condition for the Company to continue this Agreement, the Executive (i) shall execute an acknowledgment that he has read "An Explanation of the Foreign Corrupt Practices Act" and "Global TeleSystems Group, Inc. Policy on Foreign Transactions," after he has been provided copies of such documents, (ii) shall execute the "Addendum to the Global TeleSystems Group, Inc. Policy on Foreign Transaction," after he has been provided a copy of same, and (iii) shall be required from time to time at the request of the Company to execute a certificate of the Executive's compliance with the aforementioned laws and regulations.

     13. Purchases and Sales of the Company's Securities. The Executive agrees to use his reasonable best efforts to comply in all respects with the Company's Policy Regarding the Purchase and Sale of the Company's Securities by Employees, as such Policy may be amended from time to time, after he has been provided a copy of such Policy to read. Specifically, and without limitation, the Executive agrees that he shall not purchase or sell stock in the Company at any time (a) that he possesses material non-public information about the Company or any of its businesses; and (b) during any "Trading Blackout Period" as may be determined by the Company as set forth in the Policy from time to time.

     14. Indemnification. The Executive shall be entitled to indemnification set forth in the Company's Certificate of Incorporation to the maximum extent allowed under the laws of the Commonwealth of Virginia and the State of Delaware Corporations Act, and he shall be entitled to the protection of any insurance policies the Company may elect to maintain generally for the benefit of its directors and officers against all costs, charges and expenses incurred or sustained by him in connection with any action, suit or proceeding to which he may be made a party by reason of his being or having been a director, officer or employee of the Company or any of its subsidiaries or his serving or having served any other enterprise as a director, officer or employee at the request of the Company (other than any dispute, claim or controversy arising under or relating to this Agreement).

     15. No Delegation. The Executive shall not delegate his employment obligations under this Agreement to any other person.

     16. Assignment. The Company may not assign any of its obligations hereunder other than to any entity that acquires (by purchase, merger or otherwise) all or substantially all of the voting stock or assets of the Company.

     17. Notices. Any written notice required by this Agreement will be deemed provided and delivered to the intended recipient when (a) delivered in person by hand; or (b) three days after being sent via U.S. certified mail, return receipt requested; or (c) the day after being sent via by overnight courier, in each case when such notice is properly addressed to the following address and with all postage and similar fees having been paid in advance:

     If to the Company:                                Global TeleSystems Group, Inc.
                                                       Attn.: Senior Vice President for Human Resources
                                                       1751 Pinnacle Drive
                                                       North Tower 12th Floor
                                                       McLean, VA 22102 USA

                                              with a copy to:

                                                       Jed W. Brickner
                                                       Latham & Watkins
                                                       885 Third Avenue, Suite 1000
                                                       New York, NY 10022

     If to the Executive: to him at the address set forth below under his signature.

Either party may change the address to which notices, requests, demands and other communications to such party shall be delivered personally or mailed by giving written notice to the other party in the manner described above.

     18. Legal Fees. The Company shall pay or reimburse the Executive for reasonable attorneys' fees incurred by him in connection with the negotiation of this Agreement and his commencement of employment hereunder.

     19. Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns.

     20. Entire Agreement. This Agreement constitutes the entire agreement between the listed parties with respect to the subject matter described in this Agreement and supersedes all prior agreements, understandings and arrangements, both oral and written, between the parties with respect to such subject matter. This Agreement may not be modified, amended, altered or rescinded in any manner, except by written instrument signed by both of the parties hereto; provided, however, that the waiver by either party of a breach or compliance with any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or compliance.

     21. Severability. In case any one or more of the provisions of this Agreement shall be held by any court of competent jurisdiction or any arbitrator selected in accordance with the terms hereof to be illegal, invalid or unenforceable in any respect, such provision shall have no force and effect, but such holding shall not affect the legality, validity or enforceability of any other provision of this Agreement provided that the provisions held illegal, invalid or unenforceable does not reflect or manifest a fundamental benefit bargained for by a party hereto.

     22. Dispute Resolution and Arbitration. In the event that any dispute arises between the Company and the Executive regarding or relating to this Agreement and/or any aspect of the Executive's employment relationship with the Company, AND IN LIEU OF LITIGATION AND A TRIAL BY JURY, the parties consent to resolve such dispute through mandatory arbitration under the Commercial Rules of the American Arbitration Association ("AAA"), before a single arbitrator in McLean, Virginia. The parties hereby consent to the entry of judgment upon award rendered by the arbitrator in any court of competent jurisdiction. Notwithstanding the foregoing, however, should adequate grounds exist for seeking immediate injunctive or immediate equitable relief, any party may seek and obtain such relief; provided that, upon obtaining such relief, such injunctive or equitable action shall be stayed pending the resolution of the arbitration proceedings called for herein. The parties hereby consent to the exclusive jurisdiction in the state and Federal courts of or in the Commonwealth of Virginia for purposes of seeking such injunctive or equitable relief as set forth above. Any and all out-of-pocket costs and expenses incurred by the parties in connection with such arbitration (including attorneys' fees) shall be allocated by the arbitrator in substantial conformance with his or her decision on the merits of the arbitration; provided, however, that in no event shall the Executive be required to pay attorneys' fees in an amount that exceeds the amount incurred by the Executive for his attorneys' fees.

     23. Choice of Law. The Executive and the Company intend and hereby acknowledge that jurisdiction over disputes with regard to this Agreement, and over all aspects of the relationship between the parties hereto, shall be governed by the laws of the Commonwealth of Virginia without giving effect to its rules governing conflicts of laws.

     24. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any manner the meaning or interpretation of this Agreement.

     25. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

     26. Force Majeure. Neither Company nor the Executive shall be liable for any delay or failure in performance of any part of this Agreement to the extent that such delay or failure is caused by an event beyond its reasonable control including, but not be limited to, fire, flood, explosion, war, strike, embargo, government requirement, acts of civil or military authority, and acts of God not resulting from the negligence of the claiming party.

     IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

                                            GLOBAL TELESYSTEMS GROUP, INC.

                                            By:       /s/ ALAN SLIFKA
                                              ----------------------------------
                                                         Alan Slifka

                                            H. BRIAN THOMPSON

                                                  /s/ H. BRIAN THOMPSON
                                            ------------------------------------
                                                     H. Brian Thompson